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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C.  20549


                                   FORM 11-K



Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934.

  For the fiscal year ended DECEMBER 31, 1994 Commission file number 33-7937
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                  RETIREMENT SAVINGS PLAN FOR EMPLOYEES OF THE
                           DEPOSIT GUARANTY CORP. AND
                   PARTICIPATING SUBSIDIARIES AND AFFILIATES





                             DEPOSIT GUARANTY CORP.
                    210 EAST CAPITOL STREET, P. O. BOX 730
                               JACKSON, MS  39205





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                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Deposit Guaranty Corp.:


We consent to incorporation by reference in the registration statement (No. 33-7937) on Form S-8 of Deposit Guaranty Corp. of our report dated March 17, 1995, relating to the following financial statements and related financial statement schedules of Retirement Savings Plan for Employees of the Deposit Guaranty Corp. and Participating Subsidiaries and Affiliates:


         Statements of Financial Condition as of December 31, 1994 and 1993

         Statements of Changes in Participants' Equity for the years ended December 31, 1994, 1993 and 1992

         Financial Statement Schedules:

            I.  Investments as of December 31, 1994 and 1993

           II. Reportable Transactions for the years ended December 31, 1994 and 1993

Our report appears in the December 31, 1994 annual report on Form 11-K of Retirement Savings Plan for Employees of the Deposit Guaranty Corp. and Participating Subsidiaries and Affiliates.




                                                   KPMG Peat Marwick LLP


Jackson Mississippi
March 31, 1995
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                                   SIGNATURE


       Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee for the Plan has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



                                   RETIREMENT SAVINGS PLAN FOR DEPOSIT
                                   GUARANTY CORP. AND PARTICIPATING
                                   SUBSIDIARIES AND AFFILIATES




Date:  March 31, 1995              BY: /s/Arlen L. McDonald
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                                       Arlen L. McDonald
                                       Member of the Administrative Committee